Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS SECOND QUARTER FISCAL YEAR 2007 RESULTS

JASPER, IN (February 6, 2007) - Kimball International, Inc. (NASDAQ: KBALB) today announced financial results for the second quarter of fiscal year 2007, which ended December 31, 2006.

Net sales, gross profit, selling, general and administrative costs, operating income and income from continuing operations discussed below exclude the results of discontinued operations for all periods presented. Net income discussed below includes the results of discontinued operations.

Consolidated Overview
Net sales for the second quarter of fiscal year 2007 were $327.3 million, an increase of 24% over net sales of $263.5 million in the second quarter of fiscal year 2006. Second quarter fiscal 2007 included net sales of $81.5 million from two acquisitions that were completed during the fourth quarter of fiscal year 2006 in the Company's Electronic Contract Assemblies segment. Second quarter net sales in the Electronic Contract Assemblies segment increased 57% due to the acquisitions, and net sales in the Furniture and Cabinets segment increased 3%. Income from continuing operations in the second quarter of fiscal year 2007 increased 14% to $8.2 million, or $0.21 per Class B diluted share, inclusive of $0.2 million, or less than $0.01 per Class B diluted share, of after-tax charges associated with restructuring activities. For the prior year second quarter, income from continuing operations was $7.2 million, or $0.19 per Class B diluted share, which included $0.2 million, or less than $0.01 per Class B diluted share, of after-tax restructuring charges.

Net income for the current year second quarter was $7.2 million, or $0.18 per Class B diluted share, which included a loss from discontinued operations of ($1.0) million after-tax, or ($0.03) per Class B diluted share. For the prior year second quarter, net income was $4.2 million, or $0.11 per Class B diluted share, including a loss from discontinued operations of ($2.9) million after-tax, or ($0.08) per Class B diluted share.

Consolidated gross profit as a percent of net sales was 20.6% in the current year second quarter compared to 22.7% in the prior year as the Furniture and Cabinets segment's gross profit percentage improved while the Electronic Contract Assemblies segment's gross profit percentage declined from the prior year. The decline in the gross profit percentage for the Electronic Contract Assemblies segment was partially related to the lower margin product of the acquisitions completed late in fiscal year 2006.

Consolidated selling, general and administrative (SG&A) costs for the second quarter of fiscal year 2007 increased in dollars primarily due to increased investments for product marketing and promotion in the Furniture and Cabinets segment and the incremental SG&A costs of the acquired operations in the Electronic Contract Assemblies segment. In addition, the prior year second quarter SG&A costs included gains recorded on the sale of an idle manufacturing facility and an administrative office building. Consolidated SG&A costs declined as a percent of net sales in the second quarter of the current year when compared to the prior year due to the leverage of the additional net sales from the acquisitions.

Operating income increased to $10.4 million in the second quarter of fiscal year 2007 compared to $8.5 million in the second quarter of the prior year primarily on the strength of the Furniture and Cabinets segment and a positive operating income contribution from the acquisitions.

The Company is currently estimating that its annual effective tax rate from continuing operations for fiscal year 2007 will be approximately 40%, which is higher than in recent prior years partially due to a higher mix of income being generated by domestic facilities which carry a higher effective tax rate.

Operating cash flow for the second quarter of fiscal year 2007 totaled $11.4 million compared to $14.0 million in the second quarter of last year. The Company's net cash position from an aggregate of cash and short-term investments less short-term borrowings increased to $149.6 million at December 31, 2006 compared to $148.6 million at June 30, 2006.

In September 2006, the Company announced a plan to exit the production of wood rear projection television cabinets and stands resulting in the exit of its furniture manufacturing operation located in Juarez, Mexico. Production at this facility ceased in the current year second quarter, substantially all of the equipment and inventory have been sold and the Company is currently winding up various administrative activities. The Company estimates that the total pre-tax charges related to the exit activities will total approximately $5.0 million of which $3.6 million has already been incurred, and is below the original estimate made last September. In accordance with FAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets", the exit of the Mexican operation was classified as Discontinued Operations in the Company's Condensed Consolidated Statements of Income in the current year second quarter. All prior period results have been restated.

James C. Thyen, Chief Executive Officer and President, stated, "In our Furniture and Cabinet segment, we saw 9% growth in net sales of our branded furniture products for the second quarter over the prior year. Recall that a part of our restructuring plan was to exit the contract private label furniture market, and we substantially completed that work during our second quarter with the ceasing of production at our Juarez, Mexico operation. As we manage those sales down to zero, the comparison to the prior year's results reduces our overall Furniture and Cabinets segment net sales to 3% growth. This comparative factor will continue for the next few quarters of reporting. While we are pleased with the 9% branded furniture products growth, the majority of that growth was in the hospitality market. Our management team is aggressively focused on growth and margin improvement in both the hospitality and office furniture markets."

Mr. Thyen, added, "Within our Electronics segment, we continued to experience a decline in net sales to customers in the automotive industry, as the domestic auto industry remains depressed. We are seeing the success of our growth and diversification efforts by way of the addition of new customers as well as with the two acquisitions we completed late in fiscal year 2006. These added sales have more than offset the reduction in sales of our automotive products. Further, we are continuing our growth and diversification efforts with our December announcement that we signed a definitive merger agreement with Reptron Electronics, an electronic manufacturing services (EMS) company that provides engineering and manufacturing services to medical and high-end industrial customers. We anticipate consummating the transaction during our current fiscal year third quarter. The challenge within this segment continues to be the competitive pricing pressures of global EMS capacity availability and successfully securing higher margin programs. We have several initiatives underway to address this challenge, including diversification, greater utilization of our lower cost geographies, supply chain strategies and continuous improvement through the utilization of lean and six sigma methodologies."

Furniture and Cabinets Segment
Furniture and Cabinets segment net sales in the second quarter of fiscal year 2007 of $163.2 million increased 3% from net sales of $158.9 million in the prior year second quarter. Net sales of branded furniture products, which include office and hospitality furniture, totaled $159.4 million in the fiscal year 2007 second quarter, which is an increase of 9% when compared to the prior year net sales of $146.6 million. Net sales of contract private label products declined 69% to $3.8 million in the current year second quarter as a result of the planned exit of this product line.

Income from continuing operations in this segment for the second quarter of fiscal year 2007 was $6.3 million, an increase of $1.7 million from the prior year. After-tax restructuring costs were $0.1 million in the second quarter of fiscal year 2007 and $0.2 million in the second quarter of the prior year and were primarily related to accelerated software amortization costs and other costs associated with the previously announced consolidation of various business functions within this segment. Gross profit as a percent of net sales in this segment for the second quarter increased 3.3 percentage points from the prior year as a result of manufacturing labor and productivity improvements, benefits realized from changes in warehouse and distribution strategies, and a sales mix shift away from the lower margin contract private label products. SG&A costs in this segment increased in both dollars and as a percent of net sales partially related to increased investments for product marketing and promotion.

Net income in this segment was $5.3 million in the second quarter of fiscal year 2007, which included an after-tax loss of ($1.0) million from discontinued operations. Net income in this segment in the prior year second quarter was $1.6 million which included an after-tax loss of ($3.0) million from discontinued operations.

Electronic Contract Assemblies Segment
Net sales for the second quarter of fiscal year 2007 in the Electronic Contract Assemblies segment were $164.1 million compared to net sales of $104.6 million in the second quarter of the prior year. The increase in net sales was attributable to the $81.5 million in current year second quarter net sales from the two acquisitions completed late in fiscal year 2006. Net sales to customers in the medical and industrial controls industries were higher in the second quarter compared to last year while net sales to customers in the automotive industry declined compared to the prior year.

Income from continuing operations in this segment for the current year second quarter was $0.4 million, a decline of $0.8 million from the prior year second quarter. The decline in net sales to the automotive industry coupled with a decline in net sales of mature products reaching end of life which had a higher profit margin percentage both contributed to the decline in earnings in this segment. The Company also incurred costs related to its start-up of a manufacturing facility in China. The facility is complete and production lines are undergoing customer certification with actual production expected to begin later in fiscal 2007. The earnings per share impact of the start-up losses at the China facility approximated $0.02 per Class B diluted share in the current year second quarter.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, significant volume reductions from key contract customers, loss of key customers or suppliers within specific industries, availability or cost of raw materials, increased competitive pricing pressures reflecting excess industry capacities and unexpected integration issues with acquisitions. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ended June 30, 2006.

Conference Call / Webcast
Kimball International will conduct its second quarter financial results conference call beginning at 2:00 PM Eastern Time today, February 6, 2007. To listen to the live conference call, dial 866-700-0133, or for international calls, dial 617-213-8831. A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through February 20, 2007, at 888-286-8010 or internationally at 617-801-6888. The pass code to access the replay is 64420013.

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.

Kimball International, Inc. provides a variety of products from its two business segments: the Furniture and Cabinets segment and the Electronic Contract Assemblies segment. The Furniture and Cabinets segment provides furniture for the office and hospitality industries sold under the Company's family of brand names. The Electronic Contract Assemblies segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

Financial Highlights for the quarter ended December 31, 2006, follow:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
($000's, except per share data)	December 31, 2006	December 31, 2005

Net Sales	$ 327,268	100.0%	$ 263,512	100.0%
Cost of Sales	259,887	79.4%	203,804	77.3%

Gross Profit	67,381	20.6%	59,708	22.7%

Selling, General & Administrative Expenses	56,688	17.3%	50,909	19.4%
Restructuring Expense	283	0.1%	266	0.1%

Operating Income	10,410	3.2%	8,533	3.2%
Other Income-Net	2,785	0.8%	2,145	0.9%

Income from Continuing Operations Before Taxes on Income	13,195	4.0%	10,678	4.1%
Provision for Income Taxes	5,035	1.5%	3,522	1.4%

Income from Continuing Operations	8,160	2.5%	7,156	2.7%
Loss from Discontinued Operations, Net of Tax	(956)	(0.3%)	(2,922)	(1.1%)

Net Income	$ 7,204	2.2%	$ 4,234	1.6%

Earnings Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.21		$0.18
Class B	$0.21		$0.19
Diluted from Continuing Operations:
Class A	$0.20		$0.18
Class B	$0.21		$0.19
Basic:
Class A	$0.19		$0.10
Class B	$0.19		$0.11
Diluted:
Class A	$0.18		$0.10
Class B	$0.18		$0.11

Average Shares Outstanding
Basic	38,622		38,203
Diluted	39,379		38,343

(Unaudited)	Six Months Ended
($000's, except per share data)	December 31, 2006	December 31, 2005

Net Sales	$ 637,047	100.0%	$ 520,280	100.0%
Cost of Sales	505,001	79.3%	402,043	77.3%

Gross Profit	132,046	20.7%	118,237	22.7%

Selling, General & Administrative Expenses	112,856	17.7%	103,909	20.0%
Restructuring Expense	617	0.1%	3,214	0.6%

Operating Income	18,573	2.9%	11,114	2.1%
Other Income-Net	5,317	0.9%	3,362	0.7%

Income from Continuing Operations Before Taxes on Income	23,890	3.8%	14,476	2.8%
Provision for Income Taxes	9,447	1.5%	5,025	1.0%

Income from Continuing Operations	14,443	2.3%	9,451	1.8%
Loss from Discontinued Operations, Net of Tax	(3,568)	(0.6%)	(12,079)	(2.3%)

Income (Loss) Before Cumulative Effect in Change in Accounting Principle	10,875	1.7%	(2,628)	(0.5%)
Cumulative Effect of Change in Accounting Principle	0	0.0%	299	0.1%

Net Income (Loss)	$ 10,875	1.7%	$ (2,329)	(0.4%)

Earnings (Loss) Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.37		$0.24
Class B	$0.38		$0.25
Diluted from Continuing Operations:
Class A	$0.36		$0.24
Class B	$0.37		$0.25
Basic:
Class A	$0.28		($0.07)
Class B	$0.28		($0.06)
Diluted:
Class A	$0.27		($0.07)
Class B	$0.28		($0.06)

Average Shares Outstanding
Basic	38,455		38,184
Diluted	39,153		38,309

Condensed Consolidated Statements of Cash Flows
(Unaudited)	Six Months Ended
($000's)	December 31, 2006	December 31, 2005

Net Cash Flow provided by Operating Activities	$ 29,103	$ 21,885
Net Cash Flow (used for)/provided by Investing Activities	(33,519)	11,065
Net Cash Flow used for Financing Activities	(9,526)	(12,149)
Effect of Exchange Rates	1,222	(46)

Net (Decrease)/Increase in Cash & Cash Equivalents	(12,720)	20,755
Cash & Cash Equivalents at Beginning of Period	64,857	57,253

Cash & Cash Equivalents at End of Period	$ 52,137	$ 78,008

Condensed Consolidated Balance Sheets
	(Unaudited)
($000's)	December 31, 2006	June 30, 2006

Assets
Cash, Cash Equivalents and Short-Term Investments	$ 168,763	$ 171,703
Receivables, Net	151,744	154,571
Inventories	132,520	109,479
Other Current Assets	39,467	32,327
Property & Equipment, Net	151,342	151,122
Capitalized Software, Net	22,795	26,602
Goodwill	3,384	3,286
Other Assets	32,446	29,931

Totals	$ 702,461	$ 679,021

Liabilities & Share Owners' Equity
Current Liabilities	$ 251,926	$ 236,699
Long-Term Debt, Less Current Maturities	880	1,125
Deferred Income Taxes & Other	17,035	18,615
Share Owners' Equity	432,620	422,582

Totals	$ 702,461	$ 679,021

Supplementary Information

Net Sales, Excluding Acquisitions and Contract Private Label Products*
(Unaudited)	Three Months Ended		Six Months Ended
($000's)	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Net Sales, as reported	$ 327,268	$ 263,512	$ 637,047	$ 520,280
Less: Net Sales of Fiscal Year 2006 Acquisitions	81,464	0	145,282	0

Net Sales, Excluding Acquisitions	245,804	263,512	491,765	520,280

Less: Net Sales of Contract Private Label Products	3,807	12,270	9,922	22,929

Net Sales, Excluding Acquisitions and Contract Private Label Products	$ 241,997	$ 251,242	$ 481,843	$ 497,351

*The Company's net sales for the three and six months ended December 31, 2006 are not comparable to the net sales for the three and six months ended December 31, 2005, as reported, due to two factors. First, the Company completed two acquisitions in the fourth quarter of fiscal year 2006 that are not included in the prior year sales. Second, in the second quarter of fiscal year 2006, the Company began exiting the Contract Private Label Products business, and therefore sales of this product line have declined substantially from the fiscal year 2006 sales levels. For comparative purposes, the Company believes it is important to show investors the impact of these two items on net sales and has therefore included the above unaudited Non-GAAP reconciliation table as reference.

Select Quarterly Historical Financial Information Restated for the Effect of Discontinued Operations

In the second quarter of fiscal year 2007, the Company exited its Juarez, Mexico operation which is required to be accounted for as Discontinued Operations. The results of this operation are shown as Income (Loss) from Discontinued Operations on the Company's Condensed Consolidated Statements of Income. Prior year financial information is required to be restated for comparison purposes. Management believes it to be beneficial to provide investors the following unaudited select quarterly financial data that has been restated for the effect of this discontinued operation to facilitate comparison to recent quarterly results.

(Unaudited)
($000's, except per share data)	Q2 FY'07	Q1 FY'07	Q4 FY'06	Q3 FY'06	Q2 FY'06	Q1 FY'06

Net Sales	$ 327,268	$ 309,779	$ 328,616	$ 260,653	$ 263,512	$ 256,768

Income from Continuing Operations	$ 8,160	$ 6,283	$ 11,498	$ 7,664	$ 7,156	$ 2,295

Earnings Per Share of Common Stock:
Diluted from Continuing Operations:
Class A	$0.20	$0.16	$0.30	$0.20	$0.18	$0.06
Class B	$0.21	$0.16	$0.30	$0.20	$0.19	$0.06